EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC.

ANNOUNCES DELAY IN FILING QUARTERLY REPORT AND RESTATEMENT OF FINANCIAL RESULTS DUE TO CORRECTION OF ACCOUNTING FOR HEDGING TRANSACTIONS AND OTHER MATTERS

Operating Results and Financial Condition of the Company Not Significantly Affected

Rosemont, IL-- November 9, 2005 -- Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today announced that it is delaying the filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. The Company anticipates filing its Form 10-Q for the quarterly period ended September 30, 2005 on or before November 14, 2005. The Company also issued a correction to its 2005 third quarter earnings release, dated October 18, 2005, and announced that it will restate its historical financial statements for the year ended December 31, 2004 and the first and second quarters of 2005. The delay in Form 10-Q filing and restatements relate to the Company's derivative accounting under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), and a change in the Company's amortization of issuance costs related to its junior subordinated debentures. The Company announced that the restatements will not have a significant impact on its current financial condition or results of operations.

Since December 2002, the Company has entered into interest rate swap agreements to hedge the interest rate risk inherent in certain of its brokered certificates of deposit (brokered CDs). From the inception of the hedging program, the Company has applied a method of fair value hedge accounting under SFAS 133 to account for the CD swap transactions that allowed the Company to assume the effectiveness of such transactions (the so-called "short-cut" method). The Company has recently concluded that the CD swap transactions did not qualify for this method in prior periods because the related CD broker placement fee was determined, in retrospect, to have caused the swap not to have a fair value of zero at inception (which is required under SFAS 133 to qualify for the short-cut method). Furthermore, although management believes that the swaps would have qualified for hedge accounting under the "long-haul" method, hedge accounting under SFAS 133 is not allowed retrospectively because the hedge documentation required for the long-haul method was not in place at the inception of the hedge.

Fair value hedge accounting allows a company to record the change in fair value of the hedged item (in this case, the brokered CDs) as an adjustment to income that offsets the fair value adjustment on the related interest rate swaps. Eliminating the application of fair value hedge accounting reverses the fair value adjustments that were made to the brokered CDs. Therefore, while the interest rate swap is recorded on the balance sheet at its fair value, the related hedged item, the brokered CDs, are required to be carried at par, net of the unamortized balance of the CD broker placement fee. In addition, the CD broker placement fee, which was incorporated into the swap, is now separately recorded as an adjustment to the par amount of the brokered CDs and amortized through the maturity date of the related CDs. Because the majority of the swaps and the brokered CDs have mirror call options after one year, the call of a brokered CD prior to maturity will now result in the expensing of the unamortized CD broker placement fee on the call date.

The net cumulative pre-tax effect of eliminating the fair value adjustment to the brokered CDs at September 30, 2005 is $3.2 million (representing a $5.6 million elimination of the fair value adjustment to the brokered CDs less a $2.4 million adjustment to record the unamortized CD broker placement fees). The cumulative after-tax impact was a $2.0 million reduction to retained earnings. Although these CD swaps do not retrospectively qualify for hedge accounting under SFAS 133, there is no effect on cash flows for these changes and the effectiveness of the CD swaps as hedge transactions has not been affected by these changes in accounting treatment.

"It is important to understand that this issue relates to matters of documentation and a technical interpretation of complex accounting standards, rather than how these hedges were created or managed," said Dan Stevens, Chief Financial Officer of the Company. "The CD swap transactions did, in fact, create effective economic hedges, and our financial condition and results of operations have not been affected in any meaningful way by our change in accounting treatment for these transactions. We plan to continue to use CD swaps to manage interest rate risk inherent in our brokered CDs. We intend to re-designate our CD swaps as fair value hedges using the 'long-haul' method of effectiveness testing under SFAS 133, in an effort to qualify for hedge accounting for these swaps in future periods."

In connection with the determination of the appropriate amortization period for the brokered CD placement fees, the Company, in consultation with its independent auditors, also determined that the issuance costs relating to its junior subordinated debentures should have been amortized through the maturity date of the debentures, rather than their earlier call dates. The cumulative effect through September 30, 2005 of amortization through maturity is an increase in retained earnings of $1.0 million ($1.6 million pre-tax). The Company's net unamortized debt issuance cost at September 30, 2005 is $3.3 million.

"While it remains management's plan to call the 9.75% fixed-rate junior subordinated debentures in 2007, generally accepted accounting principles do not allow us to amortize the related issuance costs over the period to the call date," said Dan Stevens, Chief Financial Officer of the Company. "As a result, the unamortized issuance costs, which will approximate $2.6 million at the first available call date in October 2007, would be expensed in the quarter the debentures are called."

The Company will restate its financial statements for all of the quarters in 2004 and 2005, and the year ended December 31, 2004, to reflect the elimination of fair value hedge accounting for the CD swap transactions and the amortization of debt issuance costs through maturity. Although not material to its previously reported annual financial statements for the year ended December 31, 2004, the Company decided to restate its prior period financial information primarily due to the impact of the adjustments to the individual quarters. The Company's management and Audit Committee consulted with KPMG LLP, who has served as the Company's independent auditors since the inception of the brokered CD program and the issuance of the junior subordinated debentures, in reaching the conclusion to restate its financial statements.

The tables below set forth the primary changes from the previously announced financial results. The restatement required the following adjustments:

  The net cash settlements under the CD swaps that were originally reported in deposit interest expense, with the interest expense of the brokered CDs, have been reclassified to noninterest income from net interest income.

  The amortization of the issuance costs for the junior subordinated debentures has been reduced to reflect the period to maturity rather than the period to the call date.

  The change in the fair value of the CD swaps that were originally off-set by the change in the fair value of the associated brokered CDs is reported in noninterest income with the net cash settlements.

  Income tax expense (benefits) for the adjustments reflect the Company's statutory income tax rate of approximately 39%.

  The adjustments result in changes in deferred tax assets and deferred debt issuance costs, both of which are reported in other assets.

  The fair value adjustments to the brokered CDs have been eliminated and the unamortized CD broker placement fees have been recorded.

  The adjustment to stockholders' equity reflects the cumulative impact of the adjustments, net of income taxes at approximately 39%, at the balance sheet date.

	For the Nine Months Ended September 30, 2005				For the Three Months Ended September 30, 2005
Condensed Statement of Income	As Originally Reported	Adjustments		Restated	As Originally Reported	Adjustments		Restated

Net interest income	$ 80,389	$ (478)	(1 & 2)	$ 79,911	$ 27,639	$ (159)	(1 & 2)	$ 27,480
Provision for loan losses	2,751	-		2,751	-	-		-
Noninterest income	16,682	(1,642)	(3)	15,040	4,473	(2,351)	(3)	2,122
Noninterest expense	52,061	-		52,061	17,797	-		17,797
Income before income taxes	42,259	(2,120)		40,139	14,315	(2,510)		11,805
Income taxes	16,220	(834)	(4)	15,386	5,395	(987)	(4)	4,408
Net income	$ 26,039	$ (1,286)		$ 24,753	$ 8,920	$ (1,523)		$ 7,397

Basic earnings per share	$ 2.66	$ (0.13)		$ 2.53	$ 0.88	$ (0.15)		$ 0.73
Diluted earnings per share	$ 2.60	$ (0.13)		$ 2.47	$ 0.86	$ (0.15)		$ 0.71

	As of September 30, 2005
Condensed Balance Sheet	As Originally Reported	Adjustments		Restated

Earning assets	$3,042,972	$ -		$ 3,042,972
Nonearning assets	93,950	2,259	(5)	96,209
Total assets	$3,136,922	$ 2,259		$ 3,139,181

Deposits	$2,371,290	$ 3,233	(6)	$ 2,374,523
Other liabilities	549,168	-		549,168
Stockholders' equity	216,464	(974)	(7)	215,490
Total liabilities and stockholders' equity	$3,136,922	$ 2,259		$ 3,139,181

The Company also intends to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2004, and amended Quarterly Reports on Form 10-Q/A for the three months ended March 31, 2005 and June 30, 2005, to reflect the accounting adjustments discussed herein. In connection with management's review of these adjustments and the financial results for the third quarter of 2005, management evaluated their prior conclusions regarding the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting. Based upon that evaluation, management concluded that a material weakness existed in internal controls over financial reporting, and the Company's disclosure controls and procedures were not effective as of each period affected by this restatement. The Company will revise its assessment of such controls in its amended filing for each applicable period.

The Company has scheduled a conference call to provide additional information concerning these accounting changes and its revised financial results. The conference call will be hosted by Taylor Capital Group's Chairman and Chief Executive Officer, Jeffrey W. Taylor and its Chief Financial Officer Daniel C. Stevens and is scheduled for Thursday, November 10, 2005 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Investors, news media and others may access the call via a live Internet audio broadcast at www.taylorcapitalgroup.com or by telephone at 1-866-510-0710, participant passcode 41631483.

The call is being webcast and will be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $3.1 billion bank holding company whose wholly owned subsidiary, Cole Taylor Bank, is Chicago's leading commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses.

The bank operates 11 business banking centers throughout the Chicago metropolitan area. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "could" and "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers' changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively; changes in general economic conditions, interest rates, deposit flows, loan demand, including loan syndication opportunities, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in Amendment No. 1 to our Registration Statement on Form S-3 filed with the SEC on August 5, 2005.

You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

For further information contact: Daniel C. Stevens, Chief Financial Officer, at (847) 653-7730.